Exhibit 99.1

FOR IMMEDIATE RELEASE

YRC Worldwide Announces Dismissal of ABF Freight System Lawsuit

OVERLAND PARK, Kan., Dec. 17, 2010 – YRC Worldwide Inc. (Nasdaq: YRCW) announced today the dismissal of the ABF Freight System lawsuit.

The U.S. District Court ruled that ABF Freight System does not have standing to sue YRC Worldwide Inc. and the union in court.

“From the moment the suit was filed we were extremely confident it had no merit,” said Mike Smid, president-YRC Inc. and chief operations officer at YRC Worldwide. “We are gratified that after a thorough review of the facts the judge came to the same conclusion and dismissed this case. The agreement we negotiated in good faith with the union was ratified by our employees who have remained committed to our company, and our customers.”

About YRC Worldwide

YRC Worldwide Inc., a Fortune 500 company headquartered in Overland Park, Kan., is a leading provider of transportation and global logistics services. It is the holding company for a portfolio of successful brands including YRC, YRC Reimer, YRC Glen Moore, Reddaway, Holland and New Penn, and provides China-based services through its Jiayu and JHJ joint ventures. YRC Worldwide has the largest, most comprehensive network in North America with local, regional, national and international capabilities. Through its team of experienced service professionals, YRC Worldwide offers industry-leading expertise in heavyweight shipments and flexible supply chain solutions, ensuring customers can ship industrial, commercial and retail goods with confidence. Please visit www.yrcw.com for more information.

Media Contact:	Suzanne Dawson
Linden, Alschuler & Kaplan
212-329-1420
sdawson@lakpr.com

Website: www.yrcw.com

Follow YRC Worldwide on Twitter: http://twitter.com/yrcworldwide

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